Exhibit 4b



                  CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this "Agreement"), dated as of August 30, 2002, between TerenceNet, Inc., a Nevada corporation
(the "Company"), and Stephen Brock ("Consultant"), an individual.

WITNESSETH:

WHEREAS, Company desires to retain Consultant to consult and advise the Company, and Consultant is willing to provide such services:

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:
Consulting Arrangement. The Company hereby engages Consultant as an independent contractor and not as an employee, to render consulting services to the Company as hereinafter provided and Consultant hereby accepts such engagement for a period commencing on August 30, 2002 and ending on the August 30, 2003. Consultant agrees that Consultant will not have any authority to bind or act on behalf of the Company. Consultant shall at all times be an independent contractor hereunder, rather than an agent, coventurer, employee or representative of the Company. The Company hereby acknowledges and agrees that Consultant may engage directly or indirectly in other businesses and ventures and shall not be required to perform any services under this Agreement when, or for such periods in which, the rendering of such services shall unduly interfere with such other businesses and ventures, providing that such undertakings do not completely preempt Consultant's availability during the term of this Agreement. Neither Consultant nor his employees will be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company or as being entitled to participate in any health insurance, medical, pension, bonus or similar employee benefit plans sponsored by the Company for its employees. Consultant shall report all earnings under this Agreement in the manner appropriate to its status as an independent contractor and shall file all necessary reports and pay all taxes with respect to such payments.

                             Services

1. Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant, and Consultant hereby accepts the engagement, to provide advice, analysis and recommendations (the "Services") to the Company with respect to the following:

A. Identifying prospective strategic partners and strategic alliances;

B. Corporate planning, strategy and negotiations with potential strategic business partners and/or other general business consulting needs as expressed by Client;

C. Business development and business advertising, including coordinating live events;

D. Due diligence processes and capital structures and filing issues;

E. Business strategies;

F. Corporate imaging advertising including print, online and multimedia mediums;

P.   Development of business compensation policies;

Q. Periodic reporting as to developments concerning the industry which may be relevant or of interest or concern to the Client or the Client's business;

R.   Developing and managing Strategic Planning issues;

S.   Providing Project Management services for various projects;

T.   Assisting in the management of other outsource vendors;

U. Online content development and coordination for the Client's web presence;

V. Provide management consulting services including: analyzing historical operational performance, reviewing operational performance of the Company on a monthly basis, making recommendations to enhance the operational efficiency.

W. Consulting on alternatives to enhance operational growth of the Company;

X.   Coordinating corporate administrative activities.

Q. Services expressly prohibited by the Client under the terms of this Agreement include:

          . Reorganizations, mergers, divestitures, and due diligence studies;

          . Capital sources and the formation of financial transactions;

          . Banking methods and systems;

          . Guidance and assistance in available alternatives to maximize shareholder value;

          . Periodic preparation and distribution of research reports and information to the broker/dealer and investment banking community;

          . Press Release preparation and distribution.
          During the term of this Agreement, Consultant shall render such consulting services as the Company from time to time reasonably requests, which services shall include but not be limited to those rendered by Consultant to Company prior to the date hereof; provided that:

    (a) To the extent practicable such services shall be furnished only at such time and places as are mutually satisfactory to the Company and Consultant; and

    (b) Consultant shall not be called upon to devote more than 10 hours in any week in performing such services and shall not be required to perform any services hereunder while Consultant is on vacation or suffering from an illness.


                        Duties of Company

10. Subject to the terms and conditions of this Agreement , Company shall take all actions necessary to obtain and maintain a qualification for quotation or listing on the over the counter bulletin board, including:

11. Timely filing of all required SEC reports, including all required financial information

12. Compliance with all existing and any proposed or new qualification or listing requirements on the over the counter bulletin board, including but not limited to those proposed requirements as set forth on Schedule A.

13. Company shall not enter into any binding commitments, obligations or agreements without prior notice and opportunity to review given to Consultant.

14. Company shall promptly furnish to Consultant upon request any requested information, written or oral, concerning the business and affairs of the Company.

15. Company shall not issue any additional shares of common stock or options for or securities convertible into common stock, or undertake any forward or reverse split of its common stock, or undertake any other action requiring stockholder approval as set forth in Schedule A, without the prior written approval of Consultant, which shall not be unreasonably withheld upon Company furnishing adequate and sufficient justification for such proposed action.

16. Company shall promptly comply with all reasonable requests of Consultant under this Agreement.

17. Notwithstanding the provisions of this agreement, any failure of Company to fully and completely comply with all Company's duties hereunder shall give Consultant the right to immediately and without notice terminate this Agreement and retain all shares issued to Consultant hereunder, which shall be deemed fully earned by Consultant in the event of such termination. All of Company's agreements, representations, warranties, duties and obligations under this Agreement shall survive any such termination.

18. Time is of the essence for Company in this provision concerning Company's Duties.

2. Compensation and Expenses. For the Services provided by the Consultant, the Company (i) shall compensate the Consultant by delivering to the Consultant, not later than August 30, 2002, one hundred sixty-two thousand five hundred (162,500) shares of the common stock of the Company ("Common Stock") that is Freely Tradeable (as hereinafter defined) and subsequently four months after the date of this agreement, Company shall compensate the Consultant by delivering to the Consultant, one hundred sixty-two thousand five hundred (162,500) shares of the common stock of the Company ("Common Stock") that is Freely Tradeable (as hereinafter defined). "Freely Tradeable" means shares that may be sold at any time by the Consultant free of any contractual or other restriction on transfer and which have been appropriately listed or registered for such sale on all securities markets on any shares of the Common Stock are currently so listed or registered; and (ii) the Company shall be responsible for the payment of the reasonable out-of-pocket costs and expenses of Consultant incurred prior to, or on or after the date of this Agreement, in connection with its engagement under this Agreement, including, but not limited to, reasonable fees and disbursements of counsel for Consultant, travel and related expenses, document production and computer database charges. The Company shall reimburse Consultant for such costs and expenses as they are incurred, promptly after receipt of a request for reimbursement from Consultant.

3. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Company and its affiliates, successors and assigns and is binding upon and inures to the benefit of Consultant and his successors and assigns; provided that in no event shall Consultant's obligations to perform the Services be delegated or transferred by Consultant without the prior written consent of the Company.

4. Term. This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the provisions of
Section 6 hereof, shall expire on August 30, 2002.  However, the
Agreement may be extended by mutual written consent.

5. Termination. Either the Company or Consultant may terminate this Agreement for material breach upon at least thirty (30) days prior written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period.

6. Independent Contractor Relationship. Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

7. Indemnification. Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with this Agreement, or any act or omission by Company.

8. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered, if personally delivered, (ii) when sent by facsimile transmission, when receipt therefor has been duly received, or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed set forth in the preamble to this Agreement or to such other address as any party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by authorized officers of each party. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Nevada. Any controversy arising under or in relation to this Agreement shall be settled by binding arbitration in Las Vegas, Nevada in accordance with the laws of the State of Nevada and the rules of the American Arbitration Association.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Severability. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reduction it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Company and Consultant as of the date first written above.


Signature of  Contractor

Name:          Stephen Brock
Address:  500 North Rainbow Boulevard, Suite 300, Las Vegas, 89107


Signature:
             ---------------------------------



Signature of  Company

Name:          TerenceNet, Inc.
Address:  500 North Rainbow Boulevard, Suite 300, Las Vegas, 89107


Signature:
             ---------------------------------